Exhibit 99.1

Group 1 Automotive Completes $100 Million Offering of 3.00% Convertible Senior Notes

3/22/2010

HOUSTON, March 22, 2010 (BUSINESS WIRE) — Group 1 Automotive, Inc. (NYSE:GPI) (the “Company”) today announced it has completed its previously announced offering of $100 million aggregate principal amount of convertible senior notes due 2020 (the “Convertible Notes”). The Convertible Notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Convertible Notes pay interest semiannually at a rate of 3.00% per annum and are convertible into cash and, if applicable, shares of the Company’s common stock based on the applicable conversion rate at such time. The Convertible Notes have an initial conversion rate of 25.8987 shares of the Company’s common stock per $1,000 principal amount of the Convertible Notes.

The Company intends to use the net proceeds of approximately $96.7 million from the issuance of the Convertible Notes to redeem its existing 8.25% Senior Subordinated Notes, which are being called today for redemption on April 22, 2010 at a redemption price of 102.75% plus accrued interest, and to pay the approximate $14.5 million net cost of convertible hedge transactions entered into in respect of the Company’s common stock with one or more affiliates of the initial purchasers of the Convertible Notes or other financial institutions. The Company intends to use the remainder of the net proceeds from the offering for general corporate purposes.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Convertible Notes, nor shall there be any sale of these notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

The Convertible Notes and the common stock issuable upon conversion of the Convertible Notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Group 1 Automotive, Inc.

The Company owns and operates 100 automotive dealerships, 136 franchises, and 25 collision service centers in the United States and the United Kingdom that offer 32 brands of automobiles. Through its dealerships, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Statements in this press release contain “forward-looking” information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements involve a number of risks and uncertainties. Please see the Company’s filings with the Securities and Exchange Commission for certain other factors that may affect forward-looking information.